Exhibit 99.1

Transatlantic Holdings, Inc. Reports Strong Fourth Quarter and Full Year 2010 Results

13% Annual Increase in Book Value Per Share

NEW YORK--(BUSINESS WIRE)--February 9, 2011--Transatlantic Holdings, Inc. (NYSE: TRH) today reported net income of $142 million, or $2.22 per common share (diluted), for the fourth quarter of 2010 compared to $137 million, or $2.04 per common share (diluted), for the fourth quarter of 2009. Net operating income for the fourth quarter of 2010 was $133 million, or $2.09 per common share (diluted), compared to $131 million, or $1.96 per common share (diluted), in the fourth quarter of 2009.

Fourth quarter 2010 net income and net operating income include $23 million of pre-tax net catastrophe costs (net of reinsurance and net reinstatement premiums) consisting principally of an increase in TRH’s estimate of costs related to the third quarter 2010 earthquake in New Zealand and costs related to the fourth quarter 2010 Rockhampton floods in Australia. The 2009 fourth quarter results include a reduction of catastrophe costs of $2 million. The determination of catastrophe costs involves a significant amount of judgment and is based on information available at the time of estimation.

Robert F. Orlich, President and Chief Executive Officer, commented, “We achieved strong earnings for the quarter and year despite an elevated level of industry catastrophe loss activity. Book value per share increased 13% in the last twelve months and 43% since the end of 2008. Net operating cash inflows totaled $1.1 billion in 2010.

“Our commitment to underwriting and fiscal discipline is allowing us to capitalize on favorable business opportunities around the world despite the pricing and economic pressures affecting reinsurers. We also took steps during 2010 to further strengthen our on-the-ground presence in key markets, opening an office in Hamilton, Bermuda to support our local business partners; upgrading our Munich office to full branch status to enhance its standing in the local market; and establishing a new entity in Gibraltar to serve our European clients. In addition, we recently completed a strategic investment to participate as a corporate name in Lloyd’s.

“Going forward, the Transatlantic franchise remains well-positioned for the future with a global brand, leading underwriting expertise in key reinsurance classes, and a strong capital position. We’re approaching the current market with discipline and selectivity, consistent with our objective of delivering excellent risk-adjusted returns to our stockholders over time, exercising prudent underwriting and capital management practices.”

Other highlights in the fourth quarter of 2010 include:

  Net premiums written of $901 million, decreasing 4% from the prior year quarter, excluding the impact of foreign exchange.
  Net investment income of $121 million, 1.5% less than a year ago.
  Realized net capital gains of $13 million, which include other-than-temporary impairment charges to earnings of ($1) million.
  Combined ratio of 94.8%, which includes 2.5 percentage points related to pre-tax net catastrophe costs. In the 2009 fourth quarter, the reduction of net catastrophe costs reduced the combined ratio by 0.2 percentage points. Net favorable loss reserve development related to prior accident years totaled $22 million in the 2010 quarter compared to net favorable development of $25 million a year ago. In the fourth quarter of 2010, such net favorable loss reserve development is net of adverse development related to catastrophe losses from prior year events totaling $6 million. Net favorable loss reserve development in the 2009 fourth quarter includes favorable development related to catastrophe losses from prior year events of $3 million.
  Annualized operating ROE of 12.3%.
  Income tax expense for the 2010 fourth quarter includes a benefit of $8 million related to the resolution of certain prior year tax matters and $8 million of tax benefit related to pre-tax net catastrophe costs incurred in the first nine months of 2010 as a result of the application of the effective tax rate method.
  Net operating cash inflows of $302 million, including $109 million related to a refund of federal income taxes relating to earlier tax years.
  Net loss and loss adjustment expense reserves of $8.21 billion at quarter-end, an increase of $94 million (including an increase of $20 million due to foreign exchange) during the quarter.
  Consolidated investments and assets of $12.97 billion and $15.71 billion, respectively, at quarter-end.
  Stockholders’ equity of $4.28 billion at quarter-end. During the quarter, TRH repurchased 1.1 million of its outstanding common shares under its previously announced share repurchase program for $55 million and has repurchased a total of $220 million of its outstanding common shares during 2010. TRH has $145 million remaining under its current share repurchase program.
  Book value per common share of $68.83 at December 31, 2010.

For the full year of 2010, net income totaled $402 million, or $6.19 per common share (diluted), compared to $478 million, or $7.15 per common share (diluted), for 2009. Net operating income for the full year of 2010 totaled $383 million, or $5.89 per common share (diluted), compared to $517 million, or $7.74 per common share (diluted), in 2009. The decrease in net income and net operating income for the year 2010 was largely due to $202 million of pre-tax net catastrophe costs recorded in 2010, partially offset by related tax benefits of $71 million, compared to insignificant catastrophe costs in 2009. The decrease in net income was partially mitigated by the recognition of realized net capital gains in 2010 compared to significant realized net capital losses in 2009. The calculation of net operating income excludes the impact of realized net capital gains (losses) and (loss) gain on early extinguishment of debt, each net of tax.

During 2011, portions of Australia experienced severe damage from several events, including the Brisbane area floods and Cyclone Yasi. Based on an analysis of preliminary data, TRH expects to incur pre-tax net catastrophe costs (net of reinstatement premiums) of between $50 million and $100 million in the first quarter of 2011. This range reflects estimated total insured losses from these events of $3 billion to $5 billion. Due to the preliminary nature of the information used to prepare this estimate, among other factors, the ultimate costs that TRH will incur related to these events may differ materially from this estimate.

Caution concerning forward-looking statements:

This press release contains forward-looking statements, including management’s beliefs about financial, credit and industry market conditions and expectations regarding the aggregate net impact on TRH from recent catastrophe losses, within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to TRH’s Annual Report on Form 10-K for the year ended December 31, 2009 and TRH’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 as well as its other and future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which TRH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove incorrect, any forward-looking statements made on that basis may also prove materially incorrect. TRH is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

TRH will host a conference call on Thursday, February 10, 2011 at 11:00 a.m. Eastern Time to discuss fourth quarter 2010 results. The call will be webcast live on the Internet ― available through the Investor Information–News–Webcasts section of TRH’s website at www.transre.com. The live conference call can also be accessed by dialing 866-843-0890 (in the U.S.) or 412-317-9250 (International). The passcode for the conference call is 3708605.

Please refer to the Investor Information–News–Earnings Information section of TRH’s website at www.transre.com for a copy of the fourth quarter 2010 Financial Supplement which includes additional information on TRH’s financial performance.

After the completion of the call, an archived webcast will be available in the Investor Information section of TRH’s website. Until February 17, 2011, a replay of the call will be available by dialing 877-344-7529 (in the U.S.) or 412-317-0088 (International). The passcode to access the replay is 446598.

Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich Reinsurance Company Ltd. and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis ― structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

The performance of TRH is commonly assessed by analysts and others based on performance measures which are not defined under GAAP. Those measures include net operating income (“NOI”), NOI Per Common Share (diluted) and annualized operating return on equity (“Annualized Operating ROE”). NOI is defined as GAAP net income excluding realized net capital gains (losses) and the (loss) gain on early extinguishment of debt, net of taxes. NOI Per Common Share (diluted) represents NOI divided by average common shares outstanding on a diluted basis. Annualized Operating ROE is defined as NOI divided by the average of beginning and ending stockholders’ equity, or for three month periods, NOI divided by the average of beginning and ending stockholders’ equity multiplied by four. In addition, GAAP annualized return on equity (“GAAP Annualized ROE”) is defined as GAAP net income divided by the average of beginning and ending stockholders’ equity, or for the three month periods, GAAP net income divided by the average of beginning and ending stockholders’ equity multiplied by four. TRH uses these measures in analyzing its performance as these measures focus on the core fundamentals of TRH’s operations. While TRH considers realized net capital gains (losses) and the (loss) gain on early extinguishment of debt as integral parts of its business and results, such items are not indicative of the core fundamentals of TRH’s operations. TRH believes these measures are of interest to the investment community because they provide additional meaningful methods of evaluating certain aspects of TRH’s operating performance from period to period on bases that are not otherwise apparent under GAAP. These non-GAAP measures, namely, NOI, NOI Per Common Share (diluted) and Annualized Operating ROE should not be viewed as substitutes for GAAP net income, GAAP net income per common share on a diluted basis and GAAP Annualized ROE, respectively. Reconciliations of NOI, NOI Per Common Share (diluted) and Annualized Operating ROE to GAAP net income, GAAP net income per common share on a diluted basis and GAAP Annualized ROE, respectively, the most directly comparable GAAP measures, are included later in this press release.

TRH’s GAAP combined ratio and its components are presented in accordance with the methodology commonly used by insurance industry analysts and TRH's peers. The property and casualty insurance and reinsurance industries use the combined ratio as a measure of underwriting profitability. The combined ratio represents the sum of the loss ratio and the underwriting expense ratio. The loss ratio represents net losses and loss adjustment expenses incurred expressed as a percentage of net premiums earned. The underwriting expense ratio represents the sum of the commission ratio and the other underwriting expense ratio. The commission ratio represents the sum of net commissions and the (increase) decrease in deferred policy acquisition costs expressed as a percentage of net premiums earned. The other underwriting expense ratio represents other underwriting expenses expressed as a percentage of net premiums earned.

Net loss and loss adjustment expense reserves represent unpaid losses and loss adjustment expenses net of related reinsurance recoverable, and are presented in accordance with principles prescribed or permitted by insurance regulatory authorities.

In addition, book value per common share is defined as stockholders’ equity divided by common shares outstanding.

Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data
Statement of Operations Data:

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2010	2009	Change	2010	2009	Change
	(in thousands, except per share data)
Revenues:
Net premiums written	$900,775	$960,087	(6.2)%	$3,881,693	$3,986,101	(2.6)%
Decrease (increase) in net unearned premiums	33,207	66,114		(23,073)	52,981
Net premiums earned	933,982	1,026,201	(9.0)	3,858,620	4,039,082	(4.5)
Net investment income	121,323	123,178	(1.5)	473,547	467,402	1.3
Realized net capital gains (losses):
Total other-than-temporary impairments	(836)	(8,345)		(14,685)	(96,527)
Less: other-than-temporary impairments
recognized in other comprehensive
income	-	6,880		6,713	13,445
Other-than-temporary impairments
charged to earnings	(836)	(1,465)		(7,972)	(83,082)
Other realized net capital gains	13,982	10,280		38,073	12,441
Total realized net capital gains (losses)	13,146	8,815		30,101	(70,641)
(Loss) gain on early extinguishment of debt	-	(9)		(115)	9,869
Total revenues	1,068,451	1,158,185	(7.7)	4,362,153	4,445,712	(1.9)

Expenses:
Net losses and loss adjustment expenses	610,851	667,745		2,681,774	2,679,171
Net commissions	222,941	223,931		932,820	927,918
Decrease (increase) in deferred policy
acquisition costs	7,466	19,176		(2,898)	12,406
Other underwriting expenses	44,609	50,967		177,624	158,181
Interest on senior notes	17,080	13,022		68,272	43,454
Other expenses, net	6,425	11,277		31,773	28,549
Total expenses	909,372	986,118		3,889,365	3,849,679

Income before income taxes	159,079	172,067	(7.5)	472,788	596,033	(20.7)
Income taxes	17,319	35,188		70,587	118,371
Net income	$141,760	$136,879	3.6	$402,201	$477,662	(15.8)

Net income per common share:
Basic	$2.26	$2.06	9.5%	$6.28	$7.20	(12.8)%
Diluted	2.22	2.04	8.7	6.19	7.15	(13.4)

Cash dividends declared per common share	$0.21	$0.20	5.0	$0.83	$0.79	5.1

Weighted average common shares outstanding:
Basic	62,821	66,402		64,092	66,381
Diluted	63,882	67,054		64,930	66,802

GAAP underwriting ratios:
Loss	65.4%	65.1%		69.5%	66.3%
Commission	24.6	23.7		24.1	23.3
Other underwriting expense	4.8	4.9		4.6	3.9
Underwriting expense	29.4	28.6		28.7	27.2
Combined	94.8%	93.7%		98.2%	93.5%

Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data
As of December 31, 2010 and 2009

Balance Sheet Data:
	2010	2009
	(in thousands, except share data)
ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost (fair value: 2010-$1,240,678; 2009-$1,271,397)	$1,189,801	$1,214,238
Available for sale, at fair value (amortized cost: 2010-$10,727,717; 2009-$9,281,934)	10,822,336	9,454,772
Equities, available for sale, at fair value (cost: 2010-$476,516; 2009-$440,924)	564,530	506,612
Other invested assets	275,977	256,437
Short-term investments, at cost (approximates fair value)	120,095	883,336
Total investments	12,972,739	12,315,395
Cash and cash equivalents	284,491	195,723
Accrued investment income receivable	150,695	148,055
Premium balances receivable, net	605,094	591,300
Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses	819,734	747,073
Deferred policy acquisition costs	238,296	237,466
Prepaid reinsurance premiums	75,291	60,251
Deferred tax assets, net	463,808	454,483
Other assets	95,206	193,913
Total assets	$15,705,354	$14,943,659

LIABILITIES AND STOCKHOLDERS' EQUITY
Unpaid losses and loss adjustment expenses	$9,020,610	$8,609,105
Unearned premiums	1,212,535	1,187,526
Senior notes	1,030,511	1,033,087
Other liabilities	157,239	79,561
Total liabilities	11,420,895	10,909,279

Preferred stock, $1.00 par value; shares authorized: 10,000,000; none issued	-	-
Common stock, $1.00 par value; shares authorized: 200,000,000; shares issued:
2010-67,611,341; 2009-67,431,121	67,611	67,431
Additional paid-in capital	318,064	283,036
Accumulated other comprehensive income	154,615	69,701
Retained earnings	3,988,891	3,639,200
Treasury stock, at cost: 2010-5,362,800 shares; 2009-1,048,500 shares of common stock	(244,722)	(24,988)
Total stockholders' equity	4,284,459	4,034,380
Total liabilities and stockholders' equity	$15,705,354	$14,943,659

Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data

Condensed Cash Flow Data:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in thousands)

Net cash provided by operating activities	$301,797	$174,937	$1,061,003	$951,485

Cash flows from investing activities:
Proceeds of fixed maturities available for sale sold	443,403	741,555	1,186,098	1,229,268
Proceeds of fixed maturities available for sale redeemed or matured	417,466	136,030	967,819	600,939
Proceeds of equities available for sale sold	12,467	142,277	200,953	944,695
Purchase of fixed maturities available for sale	(1,013,543)	(1,288,894)	(3,573,780)	(2,514,442)
Purchase of equities available for sale	(11,601)	(126,254)	(199,815)	(849,162)
Net sale of other invested assets	213	39,686	7,082	14,902
Net sale (purchase) of short-term investments	18,177	(300,254)	725,957	(791,086)
Change in other liabilities for securities in course of settlement	(47,309)	39,376	(6,510)	40,479
Other, net	-	-	-	(16,456)
Net cash used in investing activities	(180,727)	(616,478)	(692,196)	(1,340,863)

Cash flows from financing activities:
Dividends to stockholders	(13,222)	(13,283)	(52,611)	(51,780)
Common stock issued	1,907	1,687	(43)	1,579
Acquisition of treasury stock	(54,598)	(3,069)	(219,734)	(3,069)
Repurchase of senior notes	-	(4,133)	(3,105)	(19,612)
Net proceeds from issuance of senior notes	-	336,929	-	336,929
Other, net	4,620	(199)	3,279	1,254
Net cash (used in) provided by financing activities	(61,293)	317,932	(272,214)	265,301

Effect of exchange rate changes on cash and cash equivalents	896	8,885	(7,825)	30,880

Change in cash and cash equivalents	60,673	(114,724)	88,768	(93,197)
Cash and cash equivalents, beginning of period	223,818	310,447	195,723	288,920
Cash and cash equivalents, end of period	$284,491	$195,723	$284,491	$195,723

Supplemental cash flow information:
Income taxes recovered (paid), net	$79,511	$(65,962)	$15,529	$(108,713)
Interest (paid) on senior notes	(33,895)	(20,284)	(68,439)	(40,394)

Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data

Comprehensive (Loss) Income Data:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in thousands)

Net income	$141,760	$136,879	$402,201	$477,662

Other comprehensive (loss) income:
Net unrealized (depreciation) appreciation of investments, net of tax:
Net unrealized holding losses of fixed maturities on which other-than-temporary impairments were taken	-	(6,880)	(6,713)	(13,445)
Net unrealized holding (losses) gains on all other securities	(266,119)	(94,911)	4,967	635,091
Reclassification adjustment for (gains) losses included in net income	(14,101)	(6,305)	(53,791)	64,989
Deferred income tax benefit (charge) on above	98,077	37,833	19,438	(240,322)
	(182,143)	(70,263)	(36,099)	446,313

Change in retirement plan liabilities, net of tax:
Change in retirement plan liabilities	696	-	696	-
Deferred income tax charge on above	(244)	-	(244)	-
	452	-	452	-

Net unrealized currency translation gain (loss), net of tax:
Net unrealized currency translation gain (loss)	30,679	(102,826)	185,479	(72,852)
Deferred income tax (charge) benefit on above	(10,738)	35,990	(64,918)	25,499
	19,941	(66,836)	120,561	(47,353)

Other comprehensive (loss) income	(161,750)	(137,099)	84,914	398,960

Comprehensive (loss) income	$(19,990)	$(220)	$487,115	$876,622

Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data

Reconciliation of Non-GAAP Measures:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(dollars in thousands, except per share amounts)

Net income	$141,760	$136,879	$402,201	$477,662
Total realized net capital (gains) losses, net of tax(1)	(8,545)	(5,730)	(19,566)	45,917
Loss (gain) on early extinguishment of debt, net of tax(1)	-	6	75	(6,415)
Net operating income	$133,215	$131,155	$382,710	$517,164

Net income per common share (diluted)	$2.22	$2.04	$6.19	$7.15
Total realized net capital (gains) losses, net of tax(1)	(0.13)	(0.08)	(0.30)	0.69
Loss (gain) on early extinguishment of debt, net of tax(1)	-	-	-	(0.10)
Net operating income per common share (diluted)	$2.09	$1.96	$5.89	$7.74

GAAP annualized return on equity	13.1%	13.6%	9.7%	13.2%
Total realized net capital (gains) losses, net of tax(1)	(0.8)	(0.6)	(0.5)	1.3
Loss (gain) on early extinguishment of debt, net of tax(1)	-	-	-	(0.2)
Annualized operating return on equity	12.3%	13.0%	9.2%	14.3%

(1) Assumes a tax rate of 35%.

CONTACTS:
Transatlantic Holdings, Inc.
Thomas V. Cholnoky, 212-365-2292